EXHIBIT 99.1

ASP Isotopes Inc. Commences Commercial Production of Enriched Carbon-14 at its First Aerodynamic Separation Process (ASP) Enrichment Facility

- The Company has commenced commercial production of enriched Carbon-14 at its first Aerodynamic Separation Process (ASP) enrichment facility.

- The Company expects to ship commercial product around the middle of the year.

- The Company previously entered into a multi-year, take-or-pay contract with a Canadian customer, valued at a minimum of approximately $2.4 million per annum.

Washington, D.C., February 26, 2025 (GLOBE NEWSWIRE) -- ASP Isotopes Inc. NASDAQ: ASPI ("ASP Isotopes” or the “Company”), an advanced materials company dedicated to the development of technology and processes for the production of isotopes for use in multiple industries, today announced that it has started commercial production of enriched Carbon-14 at its first Aerodynamic Separation Process (ASP) enrichment facility in Pretoria, South Africa.

The Company’s Carbon-14 enrichment facility was the Company’s first enrichment facility constructed in South Africa and was expected to start commercial production during 2024. However, the specialized feedstock, supplied to the Company in South Africa by the customer, was delayed primarily due to international shipping complications.

The Company previously announced that it has entered into a multi-year take-or-pay contract with a Canadian customer, RC-14 Inc., that has a minimum commitment of approximately $2.4 million per annum.

Carbon-14 is the most frequently used radiolabel for drug discovery, drug metabolism, and pharmacokinetics. Carbon naturally exists in many drug molecules, and thus it provides better radiolabelling sites. Radiolabelling is a scientific technique used to track the passage of a molecule. The technique incorporates a radioisotope through a reaction, cell, organism, biological system, or metabolic pathway. Russia has historically been responsible for the entire global supply of enriched Carbon-14 and already existing shortages have been exacerbated with persistent global disruptions during recent years.

"The World is in urgent need of an alternative supplier of enriched Carbon-14. We have had considerable interest from customers, and we have built a strong order book from many customers around the world", said Stephane Leduc, Chief Executive Officer of RC-14 and General Manager of CCNuclear.

"The ASP Process is ideally suited to enriching a wide range of isotopes, particularly light isotopes, such as Carbon-14. We look forward to helping solve the supply chain issues that have plagued the world during recent years. We are excited to finally be in commercial production of this critical isotope," said Paul Mann, Chairman and CEO of ASP Isotopes.

About ASP Isotopes Inc.

ASP Isotopes Inc. is a pre-commercial stage advanced materials company dedicated to the development of technology and processes to produce isotopes for use in multiple industries. The Company employs proprietary technology, the Aerodynamic Separation Process (“ASP technology”). The Company’s initial focus is on producing and commercializing highly enriched isotopes for the healthcare and technology industries. The Company also plans to enrich isotopes for the nuclear energy sector using Quantum Enrichment technology that the Company is developing. The Company has isotope enrichment facilities in Pretoria, South Africa, dedicated to the enrichment of isotopes of elements with a low atomic mass (light isotopes).

There is a growing demand for isotopes such as Silicon-28, which will enable quantum computing, and Molybdenum-100, Molybdenum-98, Zinc-68, Ytterbium-176, and Nickel-64 for new, emerging healthcare applications, as well as Chlorine-37, Lithium-6, and Uranium-235 for green energy applications. The ASP Technology (Aerodynamic Separation Process) is ideal for enriching low and heavy atomic mass molecules. For more information, please visit www.aspisotopes.com.

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Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Forward-looking statements can be identified by words such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might,” and words of a similar nature. Examples of forward-looking statements include, among others but are not limited to, statements relating to the commencement of supply of isotopes to customers and the application of new technology for the enrichment of isotopes, and statements we make regarding expected operating results, such as future revenues and prospects from the potential commercialization of isotopes, future performance under contracts, and our strategies for product development, engaging with potential customers, market position, and financial results. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results, financial condition, and events may differ materially from those indicated in the forward-looking statements based upon a number of factors. Forward-looking statements are not a guarantee of future performance or developments. You are strongly cautioned that reliance on any forward-looking statements involves known and unknown risks and uncertainties. Therefore, you should not rely on any of these forward-looking statements. There are many important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including our reliance on the efforts of third parties; our ability to complete the construction and commissioning of our enrichment plants or to commercialize isotopes using the ASP technology or the Quantum Enrichment Process; our ability to obtain regulatory approvals for the production and distribution of isotopes; the financial terms of any current and future commercial arrangements; our ability to complete certain transactions and realize anticipated benefits from acquisitions and contracts; dependence on our Intellectual Property (IP) rights, certain IP rights of third parties; the competitive nature of our industry; and the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and any amendments thereto and in the company’s subsequent reports and filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. No information in this press release should be interpreted as an indication of future success, revenues, results of operation, or stock price. All forward-looking statements herein are qualified by reference to the cautionary statements set forth herein and should not be relied upon.

Contacts

Jason Assad– Investor relations

Email: Jassad@aspisotopes.com

Telephone: 561-709-3043

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